THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUED UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE MADE WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT , OR APPLICABLE STATE SECURITIES LAWS.

PATIENT INFOSYSTEMS, INC.

WARRANT TO PURCHASE

X,XXX SHARES

OF COMMON STOCK

(Void after October 31, 2010)

No: PAW-X

This certifies that for value, [Name], or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, at any time from and after May 15, 2006 (the “Original Issuance Date”) and before 5:00 p.m., Eastern Time, on October 31, 2010 (the “Expiration Date”), to purchase from Patient Infosystems, Inc., a Delaware corporation (the “Company”), X,XXX shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), upon surrender hereof, at the principal office of the Company referred to below, with a duly executed subscription form in the form attached hereto as Exhibit A and simultaneous payment therefor in lawful, immediately available money of the United States or otherwise as hereinafter provided, at an initial exercise price per share of $1.50 (the “Purchase Price”). The Purchase Price and number of shares issuable upon exercise of this Warrant are subject to further adjustment as provided in Section 4 below. The term “Common Stock” shall include, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant. The term “Warrant,” as used herein, shall mean this Warrant and any other Warrants delivered in substitution or exchange therefor as provided herein.

This Warrant was issued in connection with the Company’s private placement offering (the “Offering”) of its units (the “Units”), as described in greater detail in the Company’s Confidential Private Placement Memorandum, dated October 3, 2005, as amended or supplemented from time to time (the “Memorandum”). Laidlaw & Company (UK) Ltd. acted as placement agent for the Offering (the “Placement Agent”). In the Offering, the Company sold its shares of Common Stock to “accredited investors” pursuant to Subscription Agreements (the “Subscription Agreements”).

(1) Exercise. This Warrant may be exercised at any time or from time to time from and after the Original Issuance Date and before 5:00 p.m., Eastern Time, on the Expiration Date, on any business day of the Company, for up to the full number of shares of Common Stock called for hereby, by surrendering it at the principal office of the Company, at 46 Prince Street, Rochester, New York 14607, or such other principal office of the Company as may be had from time to time (the “Principal Office”), with the subscription form duly executed, together with payment in an amount equal to (a) not more than the number of shares of Common Stock called for on the face of this Warrant, multiplied (b) by the Purchase Price. Payment of the Purchase Price may be made at Holder’s choosing either: (1) by payment in immediately available funds; or (2) in lieu of any cash payment, in exchange for the number of shares of Common Stock equal to the product of (x) the number of shares of Common Stock to which the Warrants are being exercised multiplied by (y) a fraction, the numerator of which is the Purchase Price and the denominator of which is the Fair Market Value (as defined below). This Warrant may be exercised for less than the full number of shares of Common Stock at the time called for hereby, except that the number of shares receivable upon the exercise of this Warrant as a whole, and the sum payable upon the exercise of this Warrant as a whole, shall be proportionately reduced for any prior partial exercises. Upon a partial exercise of this Warrant in accordance with the terms hereof, this Warrant shall be surrendered, and a new Warrant of the same tenor and for the purchase of the number of such shares not purchased upon such exercise shall be issued by the Company to Holder without any charge therefor. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its proper surrender for exercise and tender of full payment, if applicable, as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Subject to compliance with applicable law and regulation and the terms hereof, the Company shall promptly issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash, in lieu of any fraction of the Purchase Price. “Fair Market Value” shall mean, as of any date: (i) if shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the five (5) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of the Common Stock are not so listed but are traded on the Nasdaq SmallCap Market (“NSCM”), the average of the closing prices as reported on the NSCM during the five (5) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on the NSCM; or if applicable, the Nasdaq National Market (“NNM”), or if not then included for quotation on the NNM or NSCM, the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board or the National Quotations Bureau, as the case may be; or (iii) if the shares of the Common Stock are not then publicly traded, the fair market price of the Common Stock as mutually agreed to in good faith by the Board of Directors of the Company and the Placement Agent.

2.            Shares Fully Paid; Payment of Taxes. All shares of Common Stock issued upon the exercise of this Warrant shall be validly issued, fully paid and non-assessable, and the

Company shall pay all taxes and other governmental charges (other than income taxes to the holder) that may be imposed in respect of the issue or delivery thereof.

3.            Transfer and Exchange. (a) Neither this Warrant nor the Common Stock to be issued upon exercise hereof (the “Warrant Shares”) have been registered under the Act or any state securities laws (“Blue Sky Laws”). This Warrant has been acquired for investment purposes and not with a view to distribution or resale and may not be pledged, hypothecated, sold, made subject to a security interest, or otherwise transferred without: (i) an effective registration statement for such Warrant under the Act and such applicable Blue Sky Laws; or (ii) an opinion of counsel reasonably satisfactory to the Company that registration is not required under the Act or under any applicable Blue Sky Laws.

(b)        Upon compliance with applicable federal and state securities laws as set forth in Section 3(a), above, this Warrant and all rights hereunder are transferable, in whole or in part, on the books of the Company maintained for such purpose at its Principal Office by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with a completed and executed assignment form in the form attached hereto as Exhibit B, and payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Upon any partial transfer, the Company will issue and deliver to the assignee a new Warrant with respect to the shares of Common Stock for which it is exercisable that have been transferred, and will deliver to the Holder a new Warrant or Warrants with respect to the shares of Common Stock not so transferred. A Warrant may be transferred only by the procedure set forth herein. No transfer shall be effective until such transfer is recorded on the books of the Company, provided that such transfer is recorded promptly by the Company, and until such transfer on such books, the Company shall treat the registered Holder hereof as the owner of the Warrant for all purposes.

(c)          This Warrant is exchangeable at the Principal Office for the same aggregate number of shares of Common Stock, each new Warrant to represent the right to purchase such number of shares as the Holder shall designate at the time of such exchange, but which shall not exceed the total number of shares for which this Warrant may be from time to time exercisable.

(d)          Transfer of the Warrant Shares issued upon the exercise of this Warrant shall be restricted in the same manner and to the same extent as the Warrant, and the certificates representing such Warrant Shares shall bear substantially the following legend, until such Warrant Shares have been registered under the Act or may be removed as otherwise permitted under the Act:

“THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR (ii) IN

THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, REGISTRATION UNDER THE ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER.”

(e)         The Holder and the Company agree to execute such other documents and instruments as counsel to the Company deems necessary to effect the compliance of the issuance of this Warrant and any Warrant Shares issued upon exercise hereof with applicable federal and state securities laws, including compliance with applicable exemptions from the registration requirements of such laws.

4.	Anti-Dilution Provisions.

A.           Adjustment for Dividends in Other Stock and Property Reclassifications. In case at any time or from time to time, after the Original Issuance Date and before the Termination Date (defined in Section 14 hereafter), the holders of the Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have directly and/or indirectly received, or, shall have become entitled to receive:

(1)          other or additional stock or other securities or property (other than cash) by way of dividend, or

(2)          other or additional stock or other securities or property (including cash) by way of stock-split, spin-off, reclassification, combination of shares or similar corporate rearrangement (other than (x) additional shares of Common Stock or any other stock or securities into which such Common Stock shall have been changed, (y) any other stock or securities convertible into or exchangeable for such Common Stock or such other stock or securities or (z) any stock purchase rights, issued as a stock dividend or stock-split, adjustments in respect of which shall be covered by the terms of Section 4.D or 4.E, then and in each such case, Holder, upon the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property which such Holder would hold on the date of such exercise if on the Original Issuance Date Holder had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant, as adjusted in accordance with the first paragraph of this Warrant, and had thereafter, during the period from the Original Issuance Date to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by Section 4.A and Section 4.B.

B.           Adjustment for Reorganization, Consolidation and Merger. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of this Warrant) after the Original Issuance Date but prior to the Termination Date, or in case, after such date, but prior to the Termination Date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity, then and in each such case Holder, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Sections 4.A, 4.B, 4.D, and 4.E; in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

C.	Intentionally left blank.

D.             Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event:

(1) the Purchase Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Purchase Price shall be adjusted pursuant to this Section 4.D as of the time of actual payment of such dividends or distributions; and

(2) the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be increased, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, in inverse proportion to the decrease in the Purchase Price.

E.            Stock Split and Reverse Stock Split. If the Company at any time or from time to time effects a stock split or subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that stock split or subdivision shall be proportionately decreased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately increased. If the Company at any time or from time to time effects a reverse stock split or combines the outstanding shares of Common Stock into a smaller number of shares, the Purchase Price then in effect immediately before that reverse stock split or combination shall be proportionately increased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately decreased. Each adjustment under this Section 4.E shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

F.            Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a Warrant, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Purchase Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

G.           De Minimis Changes. No adjustment in the Purchase Price shall be required unless such adjustment would require an increase or decrease of at least one cent ($0.01) in such price; provided, however, that any adjustments which by reason of this Section 4 are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

H.           Corresponding Share Adjustment. Any time an adjustment is made to the Purchase Price pursuant to Section 4 of this Warrant, a corresponding proportionate change shall be made to the number of shares of Common Stock issuable upon such exercise.

5.	Notices of Record Date. In case:

A.           the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrants) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

B.           of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

C.          of any voluntary dissolution, liquidation or winding-up of the Company then, and in each such case, the Company will mail or cause to be mailed to each holder of a Warrant at the time outstanding a notice specifying, as the case may be, (a) the date on which a record is to be or has been taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is expected to take place (the “Payment Date”), and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up, such notice shall be mailed at least ten (10) days prior to the Payment Date therein specified.Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity and bond satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

6.            Reservation of Common Stock. The Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant. All of the shares of Commons Stock issuable upon the proper exercise of the rights represented by this Warrant will, upon issuance and receipt of the Purchase Price therefor, be fully paid and nonassessable, and free from all contractual preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature, with respect to the issuance thereof. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient for such purposes, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose and the obligation to issue such shares shall be suspended until such action has been taken.

7.            Registration Rights. The Holder of this Warrant is entitled to have the Warrant Shares registered for resale under the 1933 Act, pursuant to and in accordance with the Registration Rights Agreement dated as of October 19, 2005 by and between, among others, the Company and certain purchasers in the Offering.

8.            No Rights as Stockholder Conferred by Warrants. The Warrant shall not entitle the Holder hereof to any of the rights, either at law or in equity, of a stockholder of the Company. The Holder shall, upon the exercise thereof, not be entitled to any dividend that may have accrued or which may previously have been paid with respect to shares of stock issuable upon the exercise of the Warrant, except as may otherwise be provided in Section 4 hereof.

9.            Endorsement of Warrants. The Warrant when presented or surrendered for exchange, transfer or registration shall be accompanied (if so required by the Company) by an assignment in the form attached hereto as Exhibit B or such other written instrument of transfer, in form satisfactory to the Company, duly executed by the registered Holder or by his duly authorized attorney.

10.          Payment of Taxes. The Company will pay all stamp, transfer and other similar taxes payable in connection with the original issuance of this Warrant and the shares of Common Stock issuable upon exercise thereof, provided, however, that the Company shall not be required to (i) pay any such tax which may be payable in respect of any transfer involving the transfer and delivery of this Warrant or the issuance or delivery of certificates for shares of Common Stock issuable upon exercise thereof in a name other than that of the registered Holder of this Warrant or (ii) issue or deliver any certificate for shares of Common Stock upon the exercise of this Warrant until any such tax required to be paid under clause (i) shall have been paid, all such tax being payable by the holder of this Warrant at the time of surrender.

11.          Fractional Interest. The Company shall not be required to issue fractional shares of Common Stock on the exercise of this Warrant. If more than one Warrant shall be presented for exercise at the same time by the Holder, the number of full shares of Common Stock which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of shares of Common Stock acquirable on exercise of the Warrants so presented. If any fraction of a share of Common Stock would, except for the provisions of this Section 11, be issuable on the exercise of any Warrant (or specified portion thereof), the Company shall pay an amount in cash calculated by it to be equal to the Purchase Price per share multiplied by such fraction computed to the nearest whole cent. The Holder by his acceptance of this Warrant expressly waives any and all rights to receive any fraction of a share of Common Stock or a stock certificate representing a fraction of a share of Common Stock.

12.          Entire Agreement. This Warrant constitutes the full and entire understanding and agreement among the parties with regard to the subject matter hereof and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants or agreements except as specifically set forth herein.

13.          Successors and Assigns. All covenants and provisions of this Warrant by or for the benefit of the Company or the Holder of this Warrant shall bind and inure to the benefit of their respective successors, permitted assigns, heirs and personal representatives.

14.          Termination. This Warrant shall terminate at 5:00 p.m., Eastern Time, on the Expiration Date or upon such earlier date on which all of this Warrant has been exercised (the “Termination Date”).

15.          Notices. All notices and other communications from the Company to the Holder of this Warrant shall be deemed delivered if mailed by first class, registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the Holder. All notices from the Holder of this Warrant to the Company shall be made in writing by the Holder to the Company at its Principal Office and shall be deemed delivered upon receipt.

16.          Change; Modifications; Waiver. No terms of this Warrant may be amended, waived or modified except by the express written consent of the Company and the Holder.

17.          Headings. The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

18.          Governing Law, Etc. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Warrant, shall be brought solely in a federal or state court located in the City, County and State of New York. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of New York and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in New York City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of all of its reasonable and documented legal fees and expenses.

Remainder of Page Intentionally Left Blank

WARRANT SIGNATURE PAGE

Dated:	May 15, 2005

PATIENT INFOSYSTEMS, INC.

By:

Chris E. Paterson

Chief Executive Officer

Hugh Marasa

7,771 Shares

F:\WP\laidlaw\JC3278.DOC

EXHIBIT A

SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

The undersigned registered owner of this Warrant irrevocably exercises this Warrant and purchases _______ shares of the Common Stock of Patient Infosystems, Inc., purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant.

Dated:

(Signature of Registered Owner

(Street Address)

(City / State / Zip Code)

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	Number of Shares

and does hereby irrevocably constitute and appoint __________________________ Attorney to make such transfer on the books of Patient Infosystems, Inc., maintained for the purpose, with full power of substitution in the premises.

Dated:

(Signature)

(Witness)

The undersigned Assignee of the Warrant hereby makes to Patient Infosystems, Inc., as of the date hereof, with respect to the Assignee, all of the representations and warranties made by the Holder, and the undersigned Assignee agrees to be bound by all the terms and conditions of the Warrant and the Patient Infosystems, Inc. Registration Rights Agreement, dated as of October 19, 2005, by and between Patient Infosystems, Inc. and the Holder.

Dated:

(Signature)